EXHIBIT 2.1

EXECUTION VERSION

SHARE PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

SUNWING ENERGY LTD.

MIE HOLDINGS CORPORATION

November 21, 2012

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Table of Contents

ARTICLE 1 INTERPRETATION		5
1.1	Definitions	5
1.2	Interpretation	14
1.3	Schedules	14
ARTICLE 2 PURCHASE AND SALE		15
2.1	Purchase and Sale	15
2.2	Adjusted Purchase Price	15
2.3	Adjustments to the Purchase Price	15
2.4	Closing Statement	16
2.5	Post-Closing Readjustment	16
ARTICLE 3 PAYMENTS		17
3.1	Payments	17
3.2	Post-Closing Payments	17
3.3	Holdback Amount	17
3.4	Holdback Statement	18
3.5	Holdback Reduction	18
ARTICLE 4 INTERIM AND TRANSITIONAL MATTERS		20
4.1	Interim Operations	20
4.2	Purchaser’s Representative	22
4.3	Transition	22
4.4	CNPC Special Audits	23
ARTICLE 5 CONDITIONS TO THE CLOSING		23
5.1	Conditions Precedent of Purchaser	23
5.2	Conditions Precedent of Vendor	24
5.3	Satisfaction of Conditions Precedent	24
ARTICLE 6 CLOSING		24
6.1	Closing	24
6.2	Deliveries of Vendor at Closing	24
6.3	Deliveries of Purchaser at Closing	27
6.4	Form of Deliveries at Closing	27
ARTICLE 7 VENDOR’S REPRESENTATIONS AND WARRANTIES		28
7.1	Vendor’s Representations and Warranties	28
ARTICLE 8 PURCHASER’S REPRESENTATIONS AND WARRANTIES		31
8.1	Purchaser’s Representations and Warranties	31
ARTICLE 9 SURVIVAL		32

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9.1	Vendor’s Survival	32
9.2	Purchaser’s Survival	32
ARTICLE 10 TAX FILINGS		33
10.1	Tax Filings	33
ARTICLE 11 INFORMATION, MATERIALS AND CONTINUING REPORTS		33
11.1	Access to Information	33
11.2	Retention Period	33
ARTICLE 12 LIABILITIES AND INDEMNITIES		34
12.1	Indemnification by Vendor	34
12.2	Indemnification by Purchaser	34
12.3	Limitation of Liability	34
12.4	Exclusive Remedy	36
ARTICLE 13 EMPLOYEES AND CONSULTANTS		36
13.1	Employees	36
13.2	Consultants	36
ARTICLE 14 GUARANTORS		36
14.1	Vendor’s Guarantor	36
14.2	Purchaser’s Guarantor	36
ARTICLE 15 TERMINATION		36
15.1	Termination	36
15.2	Break Fee	37
ARTICLE 16 NOTICE		37
16.1	Service of Notice	37
16.2	Addresses for Notice	37
16.3	Right to Change Address	38
ARTICLE 17 GOVERNING LAW / DISPUTE RESOLUTION		38
17.1	Governing Law	39
17.2	Negotiation and Arbitration	39
ARTICLE 18 MISCELLANEOUS		40
18.1	Gross-up	40
18.2	Third Party Rights	40
18.3	Press Release	40
18.4	Entire Agreement	41
18.5	Continuing Agreement	41
18.6	Legal Costs	41
18.7	Waiver	41

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18.8	Further Assurances	41
18.9	Assignment	41
18.10	Enurement	42
18.11	Confidentiality	42
18.12	Severability	43
18.13	Time	43
18.14	Counterparts	43

SCHEDULES

Schedule A	Material Agreements and Title and Operating Documents
Schedule B	Disclosure Schedule
Schedule C	List of Officers and Directors
Schedule D-1	Form of Release and Discharge of Company by Officers and Directors
Schedule D-2	Form of Release and Discharge of Company by Vendor
Schedule E	Form of Release and Discharge of Vendor by Company
Schedule F	Form of Release and Discharge of Officers and Directors by Company
Schedule G	Form of Officer’s Certificate of Vendor
Schedule H	Form of Officer’s Certificate of Purchaser
Schedule I	Instrument of Transfer of Shares
Schedule J	MIE Holdings Corporation Guarantee
Schedule K	Ivanhoe Energy Ltd. Guarantee
Schedule L	Net Working Capital Date Financial Statements
Schedule M	List of Employees at the Closing Date
Schedule N	Due Diligence Questionnaire

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SHARE PURCHASE AND SALE AGREEMENT

THIS AGREEMENT is entered into as of this 21st day of November, 2012.

BY AND BETWEEN:

SUNWING ENERGY LTD., a Bermuda exempted company limited by shares (hereinafter referred to as “Vendor”)

and

MIE HOLDINGS CORPORATION, a corporation formed under the laws of the Cayman Islands (hereinafter referred to as “Purchaser”)

WHEREAS:

A.	Purchaser wishes to acquire the Shares from Vendor and Vendor wishes to sell the Shares to Purchaser on the terms and conditions herein;

B.
This Agreement witnesses that, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by Purchaser and Vendor, the Parties covenant and agree with each other as follows:

ARTICLE 1
INTERPRETATION

1.1           Definitions

In this Agreement (including the recitals hereto, this Section and each Schedule) the words set forth below shall have the meanings ascribed thereto below, namely:

(1)	“Accounting Firm” has the meaning ascribed thereto in Section 2.5(5);

(2)	“Adjusted Purchase Price” has the meaning ascribed thereto in Section 2.2;

(3)	“Adjustment Period” means the period of time on and from the Net Working Capital Date to the Closing Date;

(4)
“Affiliate” of a Party means a Person that controls the Party, is controlled by the Party or is controlled by the same Person that controls the Party, for which purpose a corporation shall be deemed to be controlled by those Persons who own or effectively control, other than by way of security only, sufficient voting shares of the corporation (whether directly through the ownership of shares of the corporation or indirectly through the ownership of shares of another corporation which owns the shares of the corporation) to elect the majority of its board of directors; and a partnership or trust shall be deemed to be controlled by those Persons that are able to determine policies or material decisions of that partnership or trust; and a partnership which is composed solely of corporations which are Affiliates as described above shall be deemed to be an Affiliate of each such corporation and their respective Affiliates;

(5)	“Agreement” means this Agreement including the recitals hereto, this Section and each Schedule hereto;

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(6)	“Appointment Date” has the meaning ascribed thereto in Section 2.5(5);

(7)	“Arbitration” has the meaning ascribed thereto in Section 17.2(4)(vii);

(8)	“Assets” means, collectively, the right, title, estate and interest of Company, in and to:

(i)	the Petroleum and Natural Gas Rights;

(ii)	the Tangibles; and

(iii)	the Miscellaneous Interests;

(9)	“Assignee” has the meaning ascribed thereto in Section 18.9(1);

(10)	“Break Fee” means an amount equal to One Million Two Hundred and Fifty Thousand Dollars ($ 1,250,000);

(11)
“Business Day” means any day on which commercial banks are open for business in Calgary, Canada, Hong Kong and Beijing, People’s Republic of China, but does not in any event include a Saturday or Sunday;

(12)	“China Link” means China Link Oil Company Limited;

(13)	“Claim” means any claim brought by Purchaser in respect of the indemnity at Section 12.1;

(14)
“Closing” means the delivery on the Closing Date of the instrument(s) of transfer of the Shares, the payment of the Adjusted Purchase Price and the delivery of the other certificates and documents required by Sections 6.2 and 6.3;

(15)
“Closing Date” means the 30th day (if not a Business Day, then the immediate following Business Day) after the date of this Agreement, or such other date, on or before the Long Stop Date, as is mutually agreed in writing by Vendor and Purchaser;

(16)	“Closing Statement” has the meaning ascribed thereto in Section 2.4;

(17)	“Closing Statement Delivery Date” means the date that is three (3) Business Days prior to the Closing Date;

(18)	“CNPC” means China National Petroleum Corporation;

(19)
“CNPC Resolved Amount” means One Million Two Hundred and Sixty-six Thousand Five Hundred and Eleven Dollars and Sixty-seven Cents ($1,266,511.67), which CNPC and Company have resolved should not have been entered into the Joint Account for the period between 1998 and 2007;

(20)	“CNPC Special Audits” means special audits to be conducted by CNPC on the Joint Account under the Dagang PSC for the period commencing on January 1, 2008 and ending on the Closing Date;

(21)
“Company” means Pan-China Resources Ltd., a company formed under the laws of the British Virgin Islands with company number 139705 and whose registered office is at Midocean Chambers, P.O. Box 805, Road Town, Tortola, British Virgin Islands;

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(22)
“Dagang PSC” means the petroleum contract between CNPC and Company for petroleum development and production in Kongnan Block, Dagang Oilfield, People’s Republic of China dated September 8, 1997, as amended from time to time, whereby Company is granted certain rights to conduct development and production operations in respect of certain lands in consideration for a share of Petroleum Substances produced from the lands, all as more particularly set forth therein;

(23)
“Daqing Royalty” means, as provided in the Interest Transfer Contract, the overriding right to proceeds of four percent (4%) of gross production under the Daqing Zhaozhou PSC (net of value added tax and CNPC share oil of two and one-half percent (2.5%)) prior to cost recovery, reducing to two percent (2%) after cost recovery, payable to Company by China Link or its assignee(s), and all rights and obligations relating thereto;

(24)
“Daqing Zhaozhou PSC” means the Petroleum Contract between CNPC and Sunwing Energy Ltd. for petroleum development and production in Zhou 13 Block, Daqing Zhaozhou Oilfield, People’s Republic of China dated August 8, 1996, as amended from time to time, whereby China Link, as successor in interest to Sunwing Energy Ltd., is granted certain rights to conduct development and production operations in respect of certain lands in consideration for a share of Petroleum Substances produced from the lands, all as more particularly set forth therein;

(25)	“Disclosed” has the meaning ascribed thereto in Section 7.1;

(26)	“Disclosure Schedule” means the schedule attached as Schedule B;

(27)	“Dispute” has the meaning ascribed thereto in Section 17.2(1);

(28)	“Dispute Notice” has the meaning ascribed thereto in Section 2.5(2);

(29)
“Distributions Amount” means the amount equal to (i) the aggregate of all payments made by Company to Vendor or Vendor’s Affiliates, including, without limitation, any and all distributions or other payments declared, made or paid in respect of any of the Shares, less (ii) the aggregate of all payments made by Vendor or Vendor’s Affiliates to Company, in each case, after the Net Working Capital Date and on or prior to the Closing Date, and which shall not include any payment for the purpose of completing the Inter-company Debt Transactions;

(30)	“Dollar” or “$” means a United States dollar except where expressly indicated otherwise;

(31)
“Encumbrance” means any claim, mortgage, charge, pledge, lien, restriction, assignment, power of sale, hypothecation, security interest, title retention, trust arrangement, subordination arrangement, contractual right of set-off or any other agreement or arrangement the effect of which is the creation of security, or any other interest, equity or other right of any Person (including any right to acquire, option, right of first refusal or right of pre-emption), or any agreement, arrangement or obligation to create any of the same;

(32)	“Environment” means the components of the earth and includes:

(i)	air, land, water, groundwater, soil and subsurface soil;

(ii)	all layers of the atmosphere;

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(iii)	all organic and inorganic matter and living organisms;

(iv)	the environment in the workplace; and

(v)	the interacting natural systems that include components referred to in this Section 1.1(32)(i), (ii), (iii) and (iv);

and “Environmental” has a corresponding meaning;

(33)
“Environmental Laws” means all applicable national, federal, state, provincial, local, municipal and common laws, by-laws, rules, regulations, orders, guides and interim directives, relating to the protection of the Environment or related employee and public health and safety, and without restricting the generality of the foregoing, includes those laws relating to the discovery, development, production, gathering, use, storage, transmission, transportation, treatment and disposal of Petroleum Substances, the emission, discharge, release or threatened release of substances into the air, water or land and the clean-up and remediation of contaminated sites;

(34)
“Environmental Liabilities” means any and all losses, liabilities, penalties, fines, costs, damages and expenses whatsoever arising under Environmental Laws, in respect of Company, the Assets, the ownership or operation thereof, including all legal costs on a full indemnity basis and other professional fees and costs of investigation, litigation, settlement and judgement, and interest in respect thereof;

(35)	“Financial Impact” means any transaction which affects or would affect revenue, expenses, liabilities or income of Company;

(36)
“Government Authority” means any court or tribunal in any jurisdiction or any national, federal, state, provincial, municipal or other governmental body, agency, authority, department, commission, board or instrumentality;

(37)	“Holdback Accounting Firm” has the meaning ascribed thereto in Section 3.5(5);

(38)	“Holdback Amount” means Five Million Dollars ($5,000,000);

(39)	“Holdback Appointment Date” has the meaning ascribed thereto in Section 3.5(5);

(40)	“Holdback Dispute Notice” has the meaning ascribed thereto in Section 3.5(2);

(41)	“Holdback Period” means one hundred and eighty (180) days following the Closing Date;

(42)	“Holdback Reduction Amount” has the meaning ascribed thereto in Section 3.4(1)(ii);

(43)	“Holdback Revision Notice” has the meaning ascribed thereto in Section 3.5(1);

(44)	“Holdback Statement” has the meaning ascribed thereto in Section 3.4;

(45)	“IFRS” means the International Financial Reporting Standards as developed and issued by the International Accounting Standards Board from time to time;

(46)	“Initial Payment” has the meaning ascribed in Section 3.1(1);

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(47)
“Inter-company Debt Transactions” means such transactions as may be completed amongst any one or more of Vendor, Company and their respective Affiliates during the Interim Period for the purposes of, or in connection with, the elimination of any inter-company debt owing among Company and its Affiliates;

(48)	“Interest Rate” means two percent (2%) per annum;

(49)
“Interest Transfer Contract” means the Interest Transfer Contract dated December 27, 2001, pursuant to which Company transferred its interest in the Daqing Zhaozhou PSC to China Link in exchange for, inter alia, the Daqing Royalty;

(50)	“Interim Period” means the period commencing on the date hereof and ending on the Closing Date;

(51)	“Joint Account” means the Joint Account defined under the Dagang PSC;

(52)	“Long Stop Date” means the 180th day after the date of this Agreement or such other date as is mutually agreed in writing by Vendor and Purchaser;

(53)
“Material Adverse Effect” means, with respect to Company, any change or effect that is materially adverse to the business, financial condition or Assets of Company when taken as a whole, except any such change or effect resulting from or arising in connection with: (i) this Agreement or the transactions contemplated hereby or otherwise consented to or approved by Purchaser; (ii) changes and effects that may affect the PRC upstream oil and gas industry in general; (iii) changes in general economic or financial conditions, or fluctuations in currency exchange, securities or commodity prices in each case whether in PRC or elsewhere; (iv) changes in Regulations affecting Company or the Assets; (v) reasonable wear and tear on any Tangibles; (vi) any matter which is covered by insurance; provided that in no case shall any change or effect be considered to be a Material Adverse Effect for the purposes of this Agreement unless such change or effect, individually or in the aggregate, results in a decrease in the fair market value of the business, financial condition or Assets of Company, when taken as a whole, exceeding three percent (3%) of the Purchase Price.

(54)	“Material Agreements” means those agreements set out in Schedule A under the heading ‘Material Agreements’;

(55)
"Midocean" means Midocean Management and Trust Services (BVI) Limited, a Registered Agent in the British Virgin Islands, with its address at Midocean Chambers, 9 Columbus Centre, Pelican Drive, Road Town, Tortola, British Virgin Islands, VG1110;

(56)
“Miscellaneous Interests” means the entire right, title and interest of Company in and to all property, assets and rights (other than the Petroleum and Natural Gas Rights or the Tangibles) pertaining to the Petroleum and Natural Gas Rights or the Tangibles or any of Company’s rights relating thereto including such interests in:

(i)
all contracts, agreements, books, records and documents (including Title and Operating Documents) and permits, licences, authorizations and deposits relating directly to the Petroleum and Natural Gas Rights, the Tangibles or the items listed in (ii) to (vi) of this Section 1.1(56) and any rights in relation thereto;

(ii)	all subsisting rights to enter upon, use and occupy the surface of any lands in connection with operations on the Petroleum and Natural Gas Rights or any

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lands upon which the Tangibles are located or any lands used to gain access to any of the foregoing;

(iii)	all subsisting rights to carry out any operations on the Petroleum and Natural Gas Rights, including all well licences, rights of way, crossing agreements and easements;

(iv)	all wells drilled or used in respect of the Petroleum and Natural Gas Rights, including the wellbores of and casing for such wells;

(v)	all geological, engineering, geophysical, seismic and other reports and data which relate to the Petroleum and Natural Gas Rights; and

(vi)	all Petroleum Substances produced in respect of the Petroleum and Natural Gas Rights;

(57)
“Net Working Capital” will be the amount equal to the difference between the amount of Company’s current assets as at the Net Working Capital Date and the amount of Company’s current liabilities as at the Net Working Capital Date.  For the purposes of calculating the Net Working Capital:

(i)	the current assets of Company shall include cash, accounts receivable, prepaid expenses, deposits, inventory and equipment (other than equipment the cost of which is included in capital costs);

(ii)	current liabilities of Company shall include its accounts payable, accruals for expenses (which shall not include any inter-company debt owing among Company and its Affiliates); and

(iii)	all amounts shall be determined in accordance with IFRS applied on a basis consistent with Company’s past practises;

(58)	“Net Working Capital Date” means September 30, 2012;

(59)	“Net Working Capital Date Financial Statements” means the financial statements of Company as of the Net Working Capital Date, which are attached to this Agreement as Schedule L;

(60)	“Notice of Dispute” has the meaning ascribed thereto in Section 17.2(2);

(61)	“Parties” means, collectively, the parties to this Agreement, and “Party” means any one of them;

(62)	“Permitted Encumbrances” means:

(i)
easements, restrictions or other similar rights in land, including rights of way and servitudes for highways and other roads, railways, sewers, drains, gas and oil pipelines, gas and water mains, electric light, power, telephone, telegraph or cable television conduits, poles, towers, wires and cables;

(ii)
the rights reserved to or vested in CNPC or any Government Authority by the terms of the Dagang PSC, the Daqing Zhaozhou PSC or by any Regulations, including any rights to terminate the Petroleum and Natural Gas Rights or

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require annual or other periodic payments as a condition of the continuance thereof;

(iii)
the Regulations and any rights reserved to or vested in CNPC or any Government Authority to limit, control or regulate any of the Assets in any manner, including legally binding requirements concerning rates of production of Petroleum Substances;

(iv)	rights reserved to or vested in CNPC or any Government Authority to levy Taxes on Petroleum Substances or the income therefrom;

(v)	liens or security granted in the ordinary course of business to a public utility, municipality or Government Authority in connection with operations pertaining to the Assets;

(vi)
the rights of third parties to purchase Petroleum Substances produced in respect of the Petroleum and Natural Gas Rights, pursuant to production sales contracts or other contracts for the sale of Petroleum Substances which are disclosed in the Disclosure Schedule;

(63)
“Person” means any individual, sole proprietorship, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, and a natural person in his capacity as trustee, executor, administrator, or other legal representative;

(64)	“Petroleum and Natural Gas Rights” means Company’s entire interest in and to the Dagang PSC and the Interest Transfer Contract, including Company’s interest in and to the Daqing Royalty;

(65)
“Petroleum Substances” means petroleum, natural gas and all related hydrocarbons and all other substances, whether liquids, gaseous or solids and whether hydrocarbons or not, produced or producible in association with such petroleum, natural gas or related hydrocarbons;

(66)	“Post-Closing Adjustment Date” means the 90th day (if not a Business Day, then the immediate following Business Day) following the Closing Date;

(67)	“PRC” means the People’s Republic of China;

(68)	“Purchase Price” has the meaning ascribed thereto in Section 2.1;

(69)	“Purchaser Claim” means any claim brought by Vendor in respect of the indemnity at Section 12.2.

(70)	“Purchaser’s Default” means:

(i)
except in circumstances where Purchaser’s failure or refusal to comply with items (A), (B) or (C) below in this Section 1.1(69) is as a result of any of Purchaser’s conditions precedent in Section 5.1 not having been complied with or not having been waived by Purchaser in the manner set out in Section 5.1, the failure by or refusal of Purchaser to:

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(A)	comply in all material respects with all of the terms, covenants and conditions of this Agreement to be performed or complied with by Purchaser at or prior to the Closing Date;

(B)	tender or cause to be tendered to Vendor all amounts required to be paid by Purchaser at the time of Closing; or

(C)	deliver or cause to be delivered to and in favour of Vendor each of the deliveries required to be delivered by Purchaser in accordance with and pursuant to Section 6.3; or

(ii)	a material breach, as of or prior to the Closing Date, of any of Purchaser’s representations and warranties set forth in Section 8.1;

(71)
“Regulations” means all statutes, laws, codes, guides, directives, treaties, ordinances, decrees, rules, orders and regulations in effect from time to time and made by governments or Government Authorities having jurisdiction over any of the Parties or their respective businesses or assets;

(72)	“Retention Period” has the meaning ascribed thereto in Section 11.2(1);

(73)	“Revision Notice” has the meaning set out in Section 2.5(1);

(74)	“Schedules” means the schedules attached to this Agreement;

(75)	“Senior Representative” has the meaning ascribed thereto in Section 17.2(2);

(76)	“Shares” means all of the issued and outstanding shares in Company;

(77)	“SIAC Rules” has the meaning ascribed thereto in Section 17.2(4);

(78)
“Tangibles” means the interests of Company in and to all tangible depreciable property and assets, which are used or intended for use in connection with production of Petroleum Substances in respect of the Petroleum and Natural Gas Rights or for the gathering, compression, dehydration, scrubbing, injection, processing, transmission, treatment, separation, extracting, collecting, refining, measuring, transporting, shipping or storage of such Petroleum Substances, including any wells, casing, production tubing, wellheads, pipelines, flowlines, pipeline connections, gathering systems, batteries, compressors, plants, buildings, extraction facilities, meters, generators, refineries, communications and other equipment;

(79)
“Tax” or “Taxes” means all national, federal, provincial, state, municipal and other taxes of any taxing jurisdiction (including, income taxes, sales taxes, excise taxes, petroleum and gas revenue taxes, value added taxes, goods and services taxes, capital taxes, property taxes, stamp taxes and production, severance and similar taxes and assessments based upon or measured by ownership or production of Petroleum Substances or the receipt of proceeds therefrom) and includes penalties, interest and fines with respect thereto;

(80)	“Tax Returns” means all returns, reports, declarations, elections, filings, information returns and statements required to be filed in respect of Taxes;

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(81)	“Title and Operating Documents” means, in respect of any Petroleum and Natural Gas Rights, Tangibles, surface rights or Petroleum Substances of Company:

(i)
all of the agreements, contracts, instruments and other documents (including the Dagang PSC, the Daqing Zhaozhou PSC, the Interest Transfer Contract and all other leases, reservations, permits, licences of all sorts, exploration agreements, operating agreements, unit agreements, pooling agreements, assignments, trust declarations or other agreements to recognize Company’s interests, participation agreements, farm-in or farm-out agreements, royalty agreements, purchase agreements and transfers; gas, oil, condensate and other production sale contracts; gathering, common stream, extraction, transportation, refining and processing agreements; and agreements for the construction, ownership and/or operation of Tangibles) by virtue of which such Petroleum and Natural Gas Rights or Tangibles were acquired or constructed or are held by Company or pursuant to which the construction, ownership, operation, exploration, exploitation, extraction, development, production, transportation, refining or marketing of such Petroleum and Natural Gas Rights, Tangibles or Petroleum Substances are subject;

(ii)	the rights of Company (except for Petroleum and Natural Gas Rights) granted under or created by such agreements, contracts, instruments and other documents; and

(iii)	for certainty, includes such documents or agreements listed in Schedule A under the heading ‘Title and Operating Documents’;

(82)	“Vendor’s Default” means:

(i)
except in circumstances where Vendor’s failure or refusal to comply with items (A) or (B) below in this Section 1.1(82) is as a result of any of Vendor’s conditions precedent in Section 5.2 not having been complied with or not having been waived by Vendor in the manner set out in Section 5.2, the failure by or refusal of Vendor to:

(A)	comply in all material respects with all of the terms, covenants and conditions of this Agreement to be performed or complied with by Vendor at or prior to the Closing Date; and

(B)	deliver or cause to be delivered to and in favour of Purchaser each of the deliveries required to be delivered by Vendor in accordance with and pursuant to Section 6.2; or

(ii)	a material breach, as of or prior to the Closing Date, of any of Vendor’s representations and warranties set forth in Section 7.1; and

(83)
“Work Program” means any plan or program developed, formulated, agreed or imposed pursuant to any Title and Operating Document in respect of the conduct and performance of operations in respect of the Petroleum and Natural Gas Rights, including any plans for development and production.

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1.2           Interpretation

(1)	The headings of the Articles and Sections of this Agreement and of the Schedules are inserted for convenience of reference only and shall not affect the meaning or construction hereof.

(2)
Whenever the singular or masculine or neuter is used in this Agreement or in the Schedules, each shall be interpreted as meaning the plural or feminine or body politic or corporate, and vice versa, as the context requires.

(3)	If there is any conflict or inconsistency between the provisions of the body of this Agreement and those of a Schedule, the provisions of the body of this Agreement shall prevail.

(4)
All documents executed and delivered pursuant to the provisions of this Agreement are subordinate to the provisions hereof and the provisions hereof shall govern and prevail in the event of a conflict.

(5)
Any reference to a statute shall include and shall be deemed to be a reference to such statute and to the regulations made pursuant thereto, and all amendments made thereto and in force at the date hereof.

(6)
Where in this Agreement or any document delivered pursuant hereto, any statement or representation or warranty is made on the basis of knowledge of a Party, such knowledge consists of (i) with respect to Vendor, the knowledge which Mr Patrick Chua and/or Mr Gerry Moench have or would be deemed to have, if they had undertaken all reasonable enquiries into the relevant matter, and (ii) with respect to Purchaser, the knowledge which a director of Purchaser has or would be deemed to have, if they had undertaken all reasonable enquiries into the relevant matter.

(7)	All references to time shall mean the local time in the place where the applicable action, event or delivery occurs.

(8)
Whenever any payment to be made or action to be taken under this Agreement is required to be made or taken on a day other than a Business Day, such payment shall be made or action taken on the next Business Day following.

(9)	The words “including” and “includes” shall be deemed to mean “including without limitation” or “includes without limitation”.

1.3           Schedules

The following Schedules are attached to, form part of and are incorporated in the Agreement:

Schedule A                   Material Agreements and Title and Operating Documents

Schedule B                   Disclosure Schedule

Schedule C                   List of Officers and Directors

Schedule D-1               Form of Release and Discharge of Company by Officers and Directors

Schedule D-2               Form of Release and Discharge of Company by Vendor

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Schedule E                   Form of Release and Discharge of Vendor by Company

Schedule F                   Form of Release and Discharge of Officers and Directors by Company

Schedule G                  Form of Officer’s Certificate of Vendor

Schedule H                  Form of Officer’s Certificate of Purchaser

Schedule I                    Instrument of Transfer of Shares

Schedule J                   MIE Holdings Corporation Guarantee

Schedule K                  Ivanhoe Energy Ltd. Guarantee

Schedule L                  Net Working Capital Date Financial Statements

Schedule M                 List of Employees at the Closing Date

Schedule N                  Due Diligence Questionnaire

ARTICLE 2
PURCHASE AND SALE

2.1           Purchase and Sale

Upon the terms and subject to the conditions of this Agreement, Purchaser hereby agrees to purchase the Shares from Vendor and Vendor hereby agrees to sell and convey the Shares to Purchaser on the Closing Date at and for an aggregate cash purchase price of Forty-five Million Dollars ($ 45,000,000) (the “Purchase Price”).

2.2           Adjusted Purchase Price

The Purchase Price shall be increased or decreased, as the case may be, in accordance with the provisions of Sections 2.3 and 2.5 (the “Adjusted Purchase Price”).

2.3           Adjustments to the Purchase Price

At Closing (but subject to post-Closing adjustment pursuant to Section 2.5), the Purchase Price shall be:

(1)
increased by an amount equal to the Net Working Capital, if such amount is positive, or decreased by an amount equal to the Net Working Capital, if such amount is negative in each case as set out in the Closing Statement;

(2)	decreased by an amount equal to the Distributions Amount, as set out in the Closing Statement;

(3)	decreased by an amount equal to the CNPC Resolved Amount; and

(4)
decreased by an amount equal to the total amount of the payments (excluding any payments specifically funded by Vendor or Vendor’s Affiliates) paid by Company during the period commencing on the Net Working Capital Date and ending on the Closing Date, in relation to the matters referred to in Section 6.2(12).

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2.4           Closing Statement

No later than 5:00 p.m. (Beijing Time) on the Closing Statement Delivery Date, Vendor shall deliver to Purchaser a statement (the “Closing Statement”), setting out:

(1)	the amount of each adjustment to be made to the Purchase Price pursuant to Section 2.3; and

(2)	the amount of the Adjusted Purchase Price.

Vendor shall include with the Closing Statement documentation and information reasonably supporting the amounts set forth in the Closing Statement.

2.5           Post-Closing Readjustment

(1)
On or before the Post-Closing Adjustment Date, Purchaser shall review the Closing Statement and provide written notice (the “Revision Notice”) to Vendor identifying all changes to the amounts set forth in the Closing Statement which are reasonably necessary to effect a proper adjustment of the Purchase Price as contemplated herein, including changes required to reflect:

(i)	errors or omissions; and

(ii)	adjustments to audits and accruals which related to any period on or prior to the Closing Date.

In preparing the Revision Notice, Purchaser shall, or shall cause Company to, consider all information provided by Vendor to Company with respect to the changes to be made.

(2)
If Vendor does not agree with any change identified in the Revision Notice or believes that any change has been omitted, it shall, within sixty (60) days of receipt of the Revision Notice, give notice (a “Dispute Notice”) to Purchaser of any disagreement with all or any part of such Revision Notice.  The Dispute Notice shall describe in reasonable detail Vendor’s reasons for disagreement.

(3)
Each of Vendor and Purchaser shall have reasonable access to the other’s records, and the records of Company, to the extent reasonably necessary to verify any post Closing readjustment amount in dispute or to resolve any related disagreement.

(4)	If Vendor does not, within sixty (60) days of receipt of the Revision Notice, give a Dispute Notice, then the Closing Statement shall be revised by virtue of the changes noted in the Revision Notice.

(5)
If a Dispute Notice is issued and Vendor and Purchaser fail to resolve the disputes set out therein within thirty (30) days after the date on which Vendor delivers its Dispute Notice (the “Appointment Date”), then Vendor and Purchaser shall engage an internationally recognized reputable accounting firm (the “Accounting Firm”) to resolve any remaining disputes or in the absence of agreement on or before the Appointment Date such Accounting Firm as the President for the time of the Institute of Chartered Accountants in England and Wales may appoint. The Accounting Firm shall be required to render its decision within thirty (30) days after the dispute is referred to it.  The decision of the Accounting Firm shall be final and binding.  The fees and expenses of the Accounting Firm shall be borne by Vendor and Purchaser (as the case may be) in proportion to (i) the

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difference between the amount in dispute as set out in the Dispute Notice and the amount determined by the Accounting Firm in its decision, and (ii) the difference between the relevant amount as set out in the Revision Notice and the amount determined by the Accounting Firm in its decision.

(6)
Upon agreement with respect to all matters in dispute, or upon a decision of the Accounting Firm with respect to all matters in dispute, Vendor undertakes to make such amendments to the Closing Statement as may be necessary to reflect such agreement or such decision, as the case may be.

(7)
Payment of any adjustment to the Purchase Price arising by virtue of changes in the Closing Statement pursuant to this Section 2.5 shall be paid to Vendor or Purchaser, as the case may be, within ten (10) Business Days after the adjustment has been agreed to by Vendor and Purchaser or has been determined by the Accounting Firm pursuant to this Section 2.5, and shall include in addition, an amount equal to interest at the Interest Rate calculated on a daily basis, and not compounded, from the Closing Date to the date of payment.

(8)
The Closing Statement, as finally resolved pursuant to this Section 2.5, shall for all purposes hereunder, except for Section 3.1, be deemed to be the final Closing Statement and the adjustments referred to in Section 2.3 shall be recalculated to take such revision into account.

ARTICLE 3

PAYMENTS

3.1           Payments

The Adjusted Purchase Price, as set forth on the Closing Statement, shall be payable by Purchaser in the following manner:

(1)
an amount equal to the Adjusted Purchase Price less the Holdback Amount shall be paid by Purchaser on the Closing Date (the “Initial Payment”) by wire transfer delivered in immediately cleared funds to Vendor in accordance with Section 6.3(1); and

(2)	the Holdback Amount shall be retained and released in accordance with Section 3.3

3.2           Post-Closing Payments

All amounts payable to Purchaser or Vendor after the Closing Date and all further adjustments to the Adjusted Purchase Price determined after the Closing Date shall be paid to Purchaser or Vendor, as the case may be, by wire transfer within the time period provided for herein.

3.3           Holdback Amount

(1)	Purchaser shall retain the Holdback Amount for the Holdback Period as security for:

(i)	Purchaser’s loss, liability, damage, cost or expense suffered or incurred by Purchaser as a result of any claim against Purchaser or Company in relation to the matters referred to in Section 6.2(12);

(ii)
Purchaser’s loss, liability, damage, cost or expense suffered or incurred by Purchaser as a result of any claim or investigation against Purchaser or Company in relation to any Taxes payable by Vendor;

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(iii)	payment due from Vendor of any amount under Section 2.5; and

(iv)
Purchaser’s loss, liability, damage, cost or expense suffered or incurred by Purchaser as a result of any amount being removed from the Joint Account with respect to the period commencing on January 1, 2008 and ending on the Closing Date or any amount therefore being deducted from Company’s share of production under the Dagang PSC, as determined by CNPC audits and resolutions.

3.4           Holdback Statement

(1)	Within ten (10) Business Days after the end of the Holdback Period, Purchaser shall:

(i)	where no amount is deducted from the Holdback Amount pursuant to Section 3.3, deliver the full Holdback Amount to Vendor by wire transfer to account of Vendor as set out in Subsection 6.3(1); and

(ii)	where any amount or amounts are deducted from the Holdback Amount pursuant to Section 3.3, deliver to Vendor:

(A)	if any, the remaining Holdback Amount by wire transfer to account of Vendor as set out in Subsection 6.3(1); and

(B)	a statement (the “Holdback Statement”), setting out:

(a)	the amount to be deducted from the Holdback Amount pursuant to Section 3.3; and

(b)	the aggregate amount claimed due and payable from the Holdback Amount (the “Holdback Reduction Amount”).

(2)	Purchaser shall include with the Holdback Statement documentation and information reasonably supporting the amounts set forth in the Holdback Statement.

3.5           Holdback Reduction

(1)
Within ten (10) Business Days after receipt of the Holdback Statement, Vendor shall review the Holdback Statement and provide written notice (the “Holdback Revision Notice”) to Purchaser identifying all changes to the amounts set forth in the Holdback Statement which are reasonably necessary to effect a proper adjustment of the Holdback Amount as contemplated herein, including changes required to reflect:

(i)	errors or omissions; and

(ii)	disputes as to amounts deducted by Purchaser pursuant to Section 3.3.

(2)
If Purchaser does not agree with any change identified in the Holdback Revision Notice or believes that any change has been omitted, it shall, within ten (10) Business Days of receipt of the Holdback Revision Notice, give notice (a “Holdback Dispute Notice”) to Vendor of any disagreement with all or any part of such Holdback Revision Notice.  The Holdback Dispute Notice shall describe in reasonable detail Purchaser’s reasons for disagreement.

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(3)
Each of Vendor and Purchaser shall have reasonable access to the other’s records, and the records of Company, to the extent reasonably necessary to verify any Holdback Reduction Amount in dispute or to resolve any related disagreement.

(4)
If Purchaser does not, within ten (10) Business Days of receipt of the Holdback Revision Notice, give a Holdback Dispute Notice, then the Holdback Statement shall be revised by virtue of the changes noted in the Holdback Revision Notice and within ten (10) Business Days thereafter, Purchaser shall pay the revised Holdback Reduction Amount by wire transfer to account of Vendor as set out in Subsection 6.3(1).

(5)
If a Holdback Dispute Notice is issued and Vendor and Purchaser fail to resolve the disputes set out therein within thirty (30) days after the date on which Vendor delivers its Holdback Dispute Notice (the “Holdback Appointment Date”), then Vendor and Purchaser shall engage an internationally recognized reputable accounting firm to resolve any remaining disputes or in the absence of agreement on or before the Holdback Appointment Date such accounting firm as the President for the time of the Institute of Chartered Accountants in England and Wales may appoint (the “Holdback Accounting Firm”). The Holdback Accounting Firm shall be requested to render its decision within thirty (30) Business Days after the dispute is referred to it.  The decision of the Holdback Accounting Firm shall be final and binding.  The fees and expenses of the Holdback Accounting Firm shall be borne by Vendor and Purchaser (as the case may be) in proportion to (i) the difference between the amount in dispute as set out in the Holdback Dispute Notice and the amount determined by the Holdback Accounting Firm in its decision, and (ii) the difference between the relevant amount as set out in the Holdback Revision Notice and the amount determined by the Holdback Accounting Firm in its decision.

(6)
Upon agreement with respect to all matters in dispute, or upon a decision of the Holdback Accounting Firm with respect to all matters in dispute, Purchaser undertakes to make such amendments to the Holdback Statement as may be necessary to reflect such agreement or such decision, as the case may be.

(7)
Payment of any upward adjustment to the remaining Holdback Amount arising by virtue of changes in the Holdback Statement pursuant to this Section 3.5, if any, shall be paid to Vendor by Purchaser within ten (10) Business Days after the adjustment has been agreed to by Vendor and Purchaser or has been determined by the Holdback Accounting Firm pursuant to this Section 3.5, and shall include in addition, an amount equal to interest at the Interest Rate calculated on a daily basis, and not compounded, from the end of the Holdback Period to the date of payment.

(8)
For the avoidance of doubt, Sections 3.3 to 3.5 shall in no event limit or reduce Vendor’s liabilities under Section 12.1 to the extent that such liabilities have not been discharged by all or any of the Holdback Amount or such as arise after the end of the Holdback Period subject to applicable survival limitations.

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ARTICLE 4
INTERIM AND TRANSITIONAL MATTERS

4.1           Interim Operations

(1)
During the Interim Period, Vendor shall procure that there shall not be any event, change or circumstance that would reasonably be expected to result in a Material Adverse Effect on Company’s business, financial conditions or the Assets, or any interruption or alternation in Company’s business, and Company’s business will be carried on lawfully and in the ordinary course of business so as to maintain it as a going concern.

(2)
Except as may be necessary in connection with the completion of the Inter-company Debt Transactions or as may be set forth in any Work Program or as may be required to fulfill its obligations under this Agreement, Vendor will, during the Interim Period, cause Company to be operated in the ordinary course of business consistent with past practices, and will not, without the prior written consent of Purchaser, which consent will not be unreasonably withheld, delayed or conditioned, permit Company to:

(i)	materially amend or agree to materially amend or terminate the Dagang PSC and related agreements;

(ii)	relinquish any portion of the Contract Areas under the Dagang PSC;

(iii)
amend any approved annual Budget or Work Program and Budget under the Dagang PSC unless the value of the amendment, individually or in the aggregate, is less than two percent (2%) of the annual Budget or Work Program;

(iv)	fail to perform any of its material obligations under the Dagang PSC;

(v)
dispose of, lease, license, surrender, abandon or allow to expire, or set or permit a third party to set any Encumbrance except for a Permitted Encumbrance on, any of its Assets, which is in violation of any of the Title and Operating Documents or the Regulations, or, individually or in the aggregate, results in a decrease in the value of the Company’s assets greater than One Hundred Thousand Dollars ($100,000);

(vi)	declare, make or pay any dividend or other distribution,

(vii)
do or allow to be done anything which would reasonably be expected to result in a decrease in the fair market value of the business, financial condition or Assets of Company, that taken as a whole, exceeds Thirty Thousand Dollars ($30,000);

(viii)	make any material change in any accounting method, practice, policy or procedure;

(ix)
make or commit any single capital or extraordinary expenditure in excess of One Hundred Thousand Dollars ($100,000) not included in the approved annual Budget and Work Program and Budget for year 2012 under the Dagang PSC;

(x)	make or commit any capital expenditure in relation to Company’s operations after the end of year 2012;

(xi)	incur any indebtedness other than in the ordinary course of business;

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(xii)
issue, deliver or sell or propose the issuance, delivery or sale of any securities, options, warrants, calls, conversion rights or commitments relating to its securities of any kind or issue, or issue or authorize issuance of any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for the obligation of any Person, except in the ordinary course of business;

(xiii)	amend in any material respect or terminate any of the Material Agreements prior to the expiration thereof or, except in the ordinary course of business, any of the Title and Operating Documents;

(xiv)	enter into any new material agreement with respect to the Assets which, individually or in the aggregate, would have a Financial Impact on Company of more than Seventy-five Thousand Dollars ($75,000);

(xv)	make any material change in the terms and conditions with respect to employment, compensation or benefit of, or severance payable to, any of its directors, employees or consultants; and

(xvi)	initiate any litigation or other legal proceedings, or fail to promptly notify Purchaser in writing of any litigation or other legal proceedings, involving Company and/or the Assets.

Notwithstanding the foregoing, Purchaser acknowledges that Vendor and Company may proceed with and complete the Inter-company Debt Transactions during the Interim Period.

(3)
Except as may be necessary in connection with the completion of the Inter-company Debt Transactions, as may be set forth in any Work Program, or is consistent with its past practice in a good and workmanlike manner, Vendor will, during the Interim Period, cause Company to:

(i)
consistent with past practice in a good and workmanlike manner, operate, maintain and effect repairs to the Assets in a proper and prudent manner and in material compliance with the Material Agreements, the Title and Operating Documents and the Regulations;

(ii)	pay or cause to be paid all costs and expenses relating to the Assets which become due and payable during the Interim Period;

(iii)	perform and comply in all material respects with all applicable covenants and conditions contained in the Material Agreements, the Title and Operating Documents and the Regulations;

(iv)	notify Purchaser in writing of all material communications with any relevant parties in respect of any of the Material Agreements and the Title and Operating Documents; and

(v)	continue in force all existing policies of insurance or renewals thereof presently maintained by Company.

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4.2           Purchaser’s Representative

Purchaser shall designate a single person who will be available at all reasonable times to consult with Vendor regarding actions for which Purchaser’s consent is required and shall endeavour to promptly respond to all requests of Vendor for consents required under this ARTICLE 4.  Purchaser will respond to all requests for consent under this ARTICLE 4 with reasonable promptness, and within such reasonable time period as Vendor may specify to enable a timely reply to be given to any third party, provided that in no event shall Purchaser be given less than three (3) Business Days (or, in the case of emergency, such less time as agreed by the Parties, acting reasonably) to consider and respond to any of such requests. If Purchaser does not respond within any such reasonable time period specified by Vendor or as agreed by the Parties, Vendor shall be entitled to carry out the action described in the request.

4.3           Transition

(1)
To facilitate smooth transition after the Closing, within ten (10) days from the signing of this Agreement, Purchaser will dispatch, and Vendor will cause Company to receive, Purchaser’s representatives to observe the work of Company’s chief executive officer (CEO), chief financial officer (CFO) and procurement managers.  Purchaser’s representatives will have the same access to information of Company and its Petroleum Operations as of their respective counterparts, provided that Purchaser’s representatives will not interfere with Company’s normal operations.  The salaries and compensations of these representatives will be borne solely by Purchaser.  Vendor will cause Company to provide reasonable working conditions including work stations for Purchaser’s representatives at no cost or charge to Purchaser;

(2)	During the Interim Period, Vendor shall, to the extent reasonably practicable and without having to incur undue expense:

(i)
assist Purchaser in understanding the bank mandates of Company and prepare for revision of the bank mandates (including but not limited to replacements of persons allowed to sign checks on behalf of Company and specimen signatures) as agreed by the Parties on Closing;

(ii)	assist Purchaser in preparation for receiving Company’s chops on Closing;

(iii)
prepare for, and assist Purchaser and Company in preparing for, the amendment of all the registrations with Government Authorities with respect to Company that are required to be amended on or immediately after Closing;

(iv)	prepare for, and assist Purchaser and Company in preparing for, the replacement of Company's representatives in the various management and operational organs under the Dagang PSC on the Closing Date;

(v)
unless Purchaser notifies Vendor otherwise, cause the licenses of any software  which is not licensed to Company but is used by Company and will continue to be used by Company after Closing, and maintenance or other agreements related to such software, to be entered into by, or assigned to, Company on terms reasonably satisfactory to Purchaser as soon as possible after the date of this Agreement;

(vi)	upon written request from Purchaser and reasonable notice, provide reasonable access to information to enable an auditor of or engaged by Purchaser to audit

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Company's financial accounts, but Vendor shall not be obligated to permit an auditor of or engaged by Purchaser to attend the offices or worksites of Vendor or Company; and

(vii)	provide other assistance upon Purchaser’s reasonable request with respect to preparation for Closing.

4.4           CNPC Special Audits

(1)
Vendor shall use reasonable efforts to, and shall cooperate with Purchaser and Company to, procure that CNPC conducts and completes the CNPC Special Audits as soon as possible within one hundred and twenty (120) days after the Closing Date.

(2)	Vendor shall promptly inform Purchaser and Company of all communications between Vendor and CNPC with respect to the CNPC Special Audits.

ARTICLE 5
CONDITIONS TO THE CLOSING

5.1           Conditions Precedent of Purchaser

The following are conditions precedent to the Closing of the transactions contemplated herein, for the exclusive benefit of Purchaser, which may be waived at the discretion of Purchaser:

(1)
Compliance with Covenants:  Vendor shall have performed or complied in all respects with all of the terms, covenants and conditions of this Agreement to be performed or complied with by Vendor at or prior to the Closing Date and Purchaser shall have received at the Closing a certificate in the form attached as Schedule G, dated as of the Closing Date, signed by an officer of Vendor to such effect;

(2)
Representations and Warranties:  The representations and warranties of Vendor set forth in Section 7.1 shall be true and correct in all material respects as though such representations and warranties had been made by Vendor on and as of the date hereof and on the Closing Date, and Purchaser shall have received at the Closing a certificate in the form attached as Schedule G, dated as of the Closing Date, signed by an officer of Vendor to such effect;

(3)
No Action or Proceeding:  No suit, action or other proceeding shall, as of the Closing Date, be pending against Company or Vendor before any court or Government Authority seeking to restrain, prohibit, obtain damages or other relief in connection with the consummation of the transactions contemplated herein which would, or would reasonably be expected to, result in a Material Adverse Effect on Company or Vendor not being able to proceed with Closing;

(4)	Material Adverse Effect: There shall have been no Material Adverse Effect on Company between the date of this Agreement and the Closing Date;

(5)	Inter-company Debt Transactions: The Inter-company Debt Transactions shall have been completed to the satisfaction of Purchaser, acting reasonably;

If any of the said conditions are not complied with and are not waived by Purchaser on or before the Long Stop Date, Purchaser, may by notice to Vendor, terminate this Agreement in accordance with Section 15.1.

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5.2           Conditions Precedent of Vendor

The following are conditions precedent to the Closing of the transactions contemplated herein, for the exclusive benefit of Vendor, which may be waived at the discretion of Vendor:

(1)
Compliance with Covenants:  Purchaser shall have performed or complied in all respects with all of the terms, covenants and conditions of this Agreement to be performed or complied with by Purchaser at or prior to the Closing Date and Vendor shall have received a certificate in the form attached hereto as Schedule H, dated as of the Closing Date, signed by an officer of Purchaser to such effect;

(2)
Representations and Warranties:  The representations and warranties of Purchaser set forth in Section 8.1 shall be true and correct in all material respects as though such representations and warranties had been made by Purchaser on and as of the date hereof and on the Closing Date and Vendor shall have received at the Closing a certificate in the form attached hereto as Schedule H, dated as of the Closing Date, signed by an officer of Purchaser to such effect;

(3)
No Action or Proceeding:  No suit, action or other proceeding shall, at Closing, be pending against Purchaser before any court or Government Authority seeking to restrain, prohibit, obtain damages or other relief in connection with the consummation of the transactions contemplated herein which would reasonably be expected to result in Purchaser not being able to proceed with Closing; and

(4)	Inter-company Debt Transactions: The Inter-company Debt Transactions shall have been completed to the satisfaction of Vendor, acting reasonably.

If any of the said conditions are not complied with and are not waived by Vendor on or before the Long Stop Date, Vendor may, by notice to Purchaser, terminate this Agreement in accordance with Section 15.1.

5.3           Satisfaction of Conditions Precedent

Each Party will use all reasonable efforts to cause the conditions precedent set forth in Sections 5.1 and 5.2 to be fulfilled and satisfied as soon as practicable.

ARTICLE 6
CLOSING

6.1           Closing

The Closing shall take place on the Closing Date at the office of Mayer Brown JSM at 16th - 19th Floors, Prince's Building, 10 Charter Road, Central, Hong Kong  (or at such other place or by electronic means as the Parties may agree).

6.2           Deliveries of Vendor at Closing

Prior to or at the Closing, if the conditions precedent contained in Section 5.2 are satisfied or are waived by Vendor, Vendor shall deliver or cause to be delivered to and in favour of Purchaser, against those deliveries required to be made by Purchaser, the following:

(1)	an instrument of transfer in the form attached as Schedule I relating to the Shares together with any share certificates evidencing Vendor as holding title to the Shares;

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(2)	a scanned copy of Company’s register of members evidencing Purchaser as the holder of the Shares;

(3)	a letter of instruction duly executed by the client of record and addressed to Midocean advising that as of the Closing Date, a representative of Purchaser shall be the client of record for Company;

(4)	the balance sheet of Company as of the Closing Date;

(5)	a list of the Tangibles as of the Closing Date;

(6)
a certificate of good standing issued by the British Virgin Islands Registrar of Corporate Affairs, dated no more than seven (7) days prior to the Closing Date, as to the legal existence and good standing of Company;

(7)	letters of resignations of Vendor’s representatives listed in Schedule C as directors and officers of Company, unless otherwise agreed to by Purchaser in writing;

(8)	a release and discharge, executed by each of the representatives referred to in Section 6.2(7) in the form of Schedule D-1 and a release and discharge, executed by Vendor in the form of Schedule D-2;

(9)
a certified copy of resolutions or meeting minutes of the board of directors of Vendor authorizing the execution and delivery of this Agreement and the completion of the sale of the Shares and all other transactions contemplated herein;

(10)	a certified copy of resolutions or meeting minutes of the board of directors of Company:

(i)	authorizing the transfer of the Shares from Vendor to Purchaser as contemplated by this Agreement;

(ii)	approving the resignation of the directors and officers of Company listed in Schedule C;

(iii)	approving the appointment of the individual(s) designated by Purchaser as Company's new director(s); and

(iv)	approving a change of the registered agent and registered office of Company.

(11)	an officer’s certificate of Vendor in the form of Schedule G confirming the matters referred to in Sections 5.1(1) and 5.1(2);

(12)	written evidence reasonably demonstrating that:

(i)
all of the consultants engaged by Company or any of its Affiliates have been terminated with respect to services provided to the Company, and all payments payable to these consultants have been paid in full by Company or Vendor;

(ii)	all of Company’s employees, except for those listed in Schedule M, have been terminated, and all amounts payable to these employees have been paid in full by Company or Vendor;

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(iii)	all amounts payable by Company to the employees listed in Schedule M for their untaken leaves or other benefits or payments due or accrued on or before the Closing Date have been paid in full;

(iv)
the lease for the premises located at LA09-03 Villa, Liangmaqiao Diplomatic Residence Compound, 22 East Dongfang Road, Chaoyang District, Beijing with the landlord Beijing Housing Service Corporation for Diplomatic Missions has been terminated or assigned out of Company, and all payments related to the termination or assignment of this lease has been paid in full by Company or Vendor;

(v)
the Corporate Services Agreement dated July 25, 2011 between Company and Sunwing Holding Corporation has been terminated, and Sunwing Holding Corporation has released Company of any claim or right of action whatsoever against Company;

(vi)
Vendor has released Company of any claim or right of action whatsoever against Company in relation to the Company Administration Agreement & Indemnity dated December 1, 2009 and all related agreements and has agreed to indemnify, defend and hold harmless Company against any and all loss, liability, damage, cost or expense suffered or incurred by Company as a direct or indirect result of any claims brought by Midocean or any of Vendor's Affiliates against Company in respect of such agreements; and

(vii)
all loan agreements and other agreements or arrangements in relation to the Inter-company Debt Transactions have been performed in full or terminated, and Vendor and its Affiliates have released Company of any claim or right of action whatsoever against Company.

(13)	letters addressed to CNPC of resignations of Company's representatives in the various management and operational organs under the Dagang PSC, effective from the Closing Date;

(14)
a letter issued by Company to CNPC confirming the resignations of Vendor and Company's current representatives in the various management and operational bodies under the Dagang PSC effective from the Closing Date, and informing of the nomination or appointments of Purchaser's representatives to these management and operational organs effective from the Closing Date.

(15)
all of Company’s books, records, files, reports, data, documents, chops, software, servers, domain names, or other assets which are in the possession or control of Vendor, any of its Affiliates (other than Company), or any of the advisors, consultants or agents engaged by Vendor or any of its Affiliates (including Company);

(16)	all documents required to enable Purchaser to replace the signatories for Company’s bank accounts; and

(17)	any and all other documents which are required to be delivered by Vendor to Purchaser pursuant hereto.

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6.3           Deliveries of Purchaser at Closing

Prior to or at the Closing, if the conditions precedent set forth in Section 5.1 are satisfied or are waived by Purchaser, Purchaser shall deliver or cause to be delivered to and in favour of Vendor, against those deliveries required to be made by Vendor, the following:

(1)
payment of the Initial Payment as set forth in the Closing Statement, payable in immediately available funds, to Vendor in accordance with Section 3.1 by wire transfer in Dollar funds made to the account of Vendor as designated by Vendor in writing at least five (5) Business Days before the Closing Date;

(2)	certificates of status (or equivalent) from appropriate authorities, dated as of or about the Closing Date, as to the legal existence of Purchaser;

(3)	a release and discharge, executed by Company, of Vendor in the form of Schedule E and of each of Vendor’s representatives listed in Schedule C in the form of Schedule F;

(4)
a certified copy of resolutions or meeting minutes of the board of directors of Purchaser authorizing the execution and delivery of this Agreement and the completion of the purchase of the Shares and all other transactions contemplated herein;

(5)	official copies of certificate of incorporation and Memorandum and Articles of the Purchaser, obtained from the Registry of Companies of the Cayman Islands;

(6)	a list of the new directors of Company, and for each new director of the Company:

(i)	a completed Due Diligence Questionnaire in the form of Schedule N;

(ii)	a certified copy of the director’s passport;

(iii)	proof of residential address of the director; and

(iv)	signed consent of the director to being appointed as a director of the Company.

(7)	a letter consenting to act as director signed by each of the individual(s) designated by Purchaser as Company's new director(s);

(8)	an officer’s certificate of Purchaser in the form of Schedule H confirming the matters referred to in Sections 5.2(1) and 5.2(2); and

(9)	any and all other documents which are required to be delivered by Purchaser to Vendor pursuant hereto.

6.4           Form of Deliveries at Closing

All deliveries under Sections 6.2 and 6.3, respectively, shall except as otherwise stated, be in a form acceptable to the Party to whom such deliveries are intended to be delivered and their respective solicitors, acting reasonably.

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ARTICLE 7
VENDOR’S REPRESENTATIONS AND WARRANTIES

7.1           Vendor’s Representations and Warranties

Vendor represents and warrants to Purchaser that, as at the date hereof and on the Closing Date (unless otherwise indicated herein), except as fairly disclosed in the Disclosure Schedule with sufficient particularity to enable Purchaser to assess the impact on the Company of the matter disclosed and to identify the nature and scope of the matter disclosed (“Disclosed”), and except for any Permitted Encumbrances:;

(1)
Standing:  Each of Vendor and Company is a company or corporation duly incorporated or organized and validly existing under the laws of the jurisdiction of its incorporation or organization and is duly qualified under the laws of those jurisdictions in which it is required to be qualified in order for Vendor to own the Shares and for Company to own the Assets, except where failure to be so qualified would not have a Material Adverse Effect on Vendor or Company.

(2)
No Conflict:  The execution and delivery of this Agreement, the consummation of the transactions contemplated herein and the fulfilment of and compliance with the terms and provisions hereof, do not and will not:

(i)	result in the breach of or violate any term or provision of Vendor’s or Company’s memorandum and articles of association, by-laws or other constitution documents;

(ii)	to Vendor’s knowledge, violate any judgment, decree, order or Regulations applicable to Vendor, Company, the Assets or the Shares; or

(iii)	result in a right of termination or acceleration, or result in the creation of any Encumbrance except for a Permitted Encumbrance upon any of the Assets or the Shares.

(3)
Authorization and Enforceability:  This Agreement has been duly executed and delivered by Vendor and all documents executed or delivered by Vendor pursuant hereto to be executed and delivered by Vendor to Purchaser on the Closing Date or thereafter shall be duly executed and delivered by Vendor and this Agreement does, and such documents will, constitute legal and valid binding obligations of Vendor, enforceable against Vendor in accordance with their respective terms, subject to limitations with respect to enforcement imposed by Regulations in connection with bankruptcy or similar proceedings and to the extent that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought.

(4)
Requisite Authority:  Vendor has all requisite power and authority to enter into this Agreement and to perform its obligations under this Agreement and has authorized and taken all corporate action necessary to authorize the execution, delivery and performance of this Agreement and transactions contemplated herein all in accordance with this Agreement.

(5)	Shares: The Shares:

(i)	are registered in the name of Vendor;

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(ii)	are beneficially owned by Vendor;

(iii)	represent all of the issued and outstanding shares in Company;

(iv)	are validly issued, are outstanding as fully paid;

(v)	are free of any Encumbrances except for Permitted Encumbrances;

(vi)	may be transferred by Vendor to Purchaser in accordance with the terms and conditions of this Agreement.

(6)
No Third Party Share Rights:  Except pursuant to this Agreement, no Person will have any agreement or option or any right or privilege (whether by law, pre-emptive right, by contract or otherwise) capable of becoming an agreement or option for the purchase from Vendor of any of the Shares, or for the purchase, subscription, allotment or issuance from Company of any unissued shares in Company or of any securities of Company.

(7)	Assets: The Assets are owned by Company free of any Encumbrances except for Permitted Encumbrances.

(8)
No Debt:  Company does not owe any debt to Vendor or any of Vendor’s Affiliates, and does not owe any debt to any other Person except for those set out in Schedules B and L, or incurred during the Interim Period in the ordinary course of business.

(9)
Operations:  The operations of Company have been conducted (and all payments in relation thereto have been made) lawfully, in the ordinary course of business, and consistent with Company’s internal procedures and past practices in good and workmanlike manner.

(10)	Accounts and Books:

(i)
All the accounts, books, ledgers and financial and other records of Company: (A) have been properly kept in accordance with normal business practice and are in the possession of Company or under its control and all transactions relating to its business have been duly and correctly recorded therein and there are as at the date of this Agreement no material inaccuracies or discrepancies of any kind contained or reflected in such accounts, books, ledgers and financial and other records which would reasonably be expected to affect Purchaser’s valuation of the Shares or Company’s operations and, (B) at the date of this Agreement they are sufficient to give a true and accurate view of the state of Company’s affairs.

(ii)
The statutory books (including all registers and minute books) of Company have been properly kept and contain (in respect of matters up to but not including Closing) an accurate and complete record of the matters which should be dealt with in those books and contain no material inaccuracies or discrepancies of any kind and no notice or allegation that any of them is incorrect or should be rectified has been received.

(11)	No Subsidiaries: Company has, and will at the Closing Date have no subsidiaries.

(12)	Bank Accounts: The Disclosure Schedule contains a complete and correct list of all bank accounts maintained by Company.

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(13)	No Breach of Contract: Company has complied in all material respects with its obligations under the Dagang PSC, the Material Agreements, the Title and Operating Documents, and related agreements.

(14)	Litigation or Investigations:

(i)
There are no existing actions, suits, proceedings or claims, and to Vendor’s knowledge, there are no pending or threatened actions, suits, proceedings or claims, with respect to the Shares or the Assets; and

(ii)
Company has not been charged with or investigated with respect to a violation of, nor, to Vendor’s knowledge, threatened, with a charge of or investigation with respect to a violation of, any Regulation relating to the Assets;

(15)	Taxes: Company has:

(i)	filed all Tax Returns required to be filed, and has paid all Taxes and related charges, penalties and interest, if any, due to any Government Authority;

(ii)	paid, or accrued for in the Net Working Capital Date Financial Statements, all Taxes due and payable under the Tax Returns referred to in Section 7.1(15)(i);

(iii)	paid all Tax assessments and reassessments and any penalties, interest, fines, charges and other amounts which the relevant Government Authority is entitled to collect from Company; and

(iv)
to Vendor’s knowledge there are no assessments, reassessments, suits, proceedings, investigations or claims now subsisting against Company in respect of Taxes paid or payable affecting the business carried on by Company.

(16)
No Ongoing Obligations:  To Vendor’s knowledge, as at the Closing Date, none of Vendor nor any Affiliate of Vendor nor any shareholder, director, or officer of Company will have any contractual or other claim, express or implied, of any kind whatsoever against Company.

(17)
Accuracy and Adequacy of Information:  The information given in Schedules A, B, C, L and M is true and accurate in all material respects, and is not misleading because of any omission or ambiguity or for any other reason.

(18)
Compliance with Regulations:  Company has been in compliance in all material respects with the applicable Regulations, including without limitation the applicable Regulations with respect to environment protection, land use, employment and foreign exchange control.

(19)	Environmental Liabilities: To Vendor’s knowledge Company does not have any Environmental Liabilities with respect to or affecting the Assets or Company’s operations.

(20)	Land: Company has obtained all necessary rights to use all of the land required for its operations as currently operated.

(21)	Employees and Consultants:

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(i)	As at the Closing Date, except for those set out in Schedule M, Company does not have any employees;

(ii)	As at the Closing Date, Company does not engage any consultant, is a party to any consulting service agreement, and is not receiving any services of consultants engaged by any of its Affiliates;

(iii)
Save for the payments outstanding in the ordinary course, Company does not owe any payment (unpaid or accrued) to any of its employees or consultants with respect to his/her untaken leaves or other benefits, employment by Company, provision of services to Company, or termination thereof.

(22)
No Fees:  Vendor has not incurred any obligation or liability, contingent or otherwise, for brokerage fees, finder’s fees, agent’s commission or other similar forms of compensation with respect to the transactions contemplated herein for which Company or Purchaser shall have any obligation or liability whatsoever.

ARTICLE 8
PURCHASER’S REPRESENTATIONS AND WARRANTIES

8.1           Purchaser’s Representations and Warranties

Purchaser represents and warrants to Vendor that:

(1)
Standing:  Purchaser is a corporation duly incorporated or organized and validly existing under the laws of its jurisdiction and is duly qualified under the laws of its jurisdiction in which it is required to be qualified in order to perform its obligations hereunder, except where failure to be so qualified would not have a Material Adverse Effect on Purchaser.

(2)
No Conflict:  The execution and delivery of this Agreement, the consummation of the transactions contemplated herein and the fulfilment of and compliance with the terms and provisions hereof, do not and will not:

(i)	result in the breach of or violate any term or provision of Purchaser’s memorandum and articles of association, by-laws or other constitution documents; or

(ii)	to Purchaser’s knowledge, violate any judgment, decree, order or Regulations applicable to Purchaser.

(3)
Authorization and Enforceability:  This Agreement has been duly executed and delivered by Purchaser and all documents executed or delivered by Purchaser pursuant hereto to be executed and delivered by Purchaser to Vendor on the Closing Date or by Purchaser or Company thereafter shall be duly executed and delivered by Purchaser or Company, as applicable, and this Agreement does, and such documents will, constitute legal and valid binding obligations of Purchaser enforceable against Purchaser in accordance with their respective terms, subject to limitations with respect to enforcement imposed by Regulations in connection with bankruptcy or similar proceedings and to the extent that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought.

(4)	Requisite Authority: Purchaser has all requisite power and authority to enter into this Agreement and to perform its obligations under this Agreement and has authorized and

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taken all corporate actions necessary to authorize the execution, delivery and performance of this Agreement and the transactions herein all in accordance with this Agreement.

(5)
No Fees:  Purchaser has not incurred any obligation or liability, contingent or otherwise, for brokerage fees, finder’s fees, agent’s commission or other similar forms of compensation with respect to the transactions herein for which Vendor shall have any obligation or liability whatsoever.

ARTICLE 9
SURVIVAL

9.1           Vendor’s Survival

(1)
The representations and warranties of the Vendor in Section 7.1, and the covenants, obligations and agreements of Vendor contained in this Agreement, shall survive the Closing and not be merged in any other document provided pursuant to this Agreement.

(2)
No claim may be made against Vendor, its successors or assigns, pursuant to or based in any way upon any of the representations and warranties and covenants, obligations and agreements, or any indemnity in respect thereof unless notice thereof with reasonable particulars shall have been provided by Purchaser to Vendor within a period:

(i)	of five (5) years after the Closing Date in respect of the representations and warranties under Section 7.1(15) or Section 7.1(19), or in respect of indemnity under Section 12.1(1)(ii);

(ii)	of two (2) years after the Closing Date in respect of the covenants, obligations and agreements of Vendor, except in respect of indemnity under Section 12.1(1)(ii); and

(iii)
of twelve (12) months following the Closing Date in respect of the representations and warranties under Section 7.1 other than those under Section 7.1(1) to Section 7.1(6), Section 7.1(15) and Section 7.1(19).

(3)
Notwithstanding anything herein to the contrary, a claim against Vendor in respect of the representations and warranties of Vendor under Section 7.1(1) to Section 7.1(6) shall not be subject to any time limitations.

9.2           Purchaser’s Survival

The representations and warranties of Purchaser in Section 8.1, and the covenants, obligations and agreements of Purchaser contained in this Agreement, shall survive the Closing and not be merged in any other document provided pursuant to this Agreement, provided that no claim may be made against Purchaser, its successors or assigns, pursuant to or based in any way upon any of the representations and warranties and covenants, obligations and agreements, or any indemnity in respect thereof unless notice thereof with reasonable particulars shall have been provided by Vendor to Purchaser within a period of:

(1)	of two (2) years after the Closing Date in respect of the covenants, obligations and agreements of Purchaser; and

(2)	of twelve (12) months following the Closing Date in respect of the representations and warranties of the Purchaser.

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ARTICLE 10
TAX FILINGS

10.1       Tax Filings

Vendor shall cause the Company to prepare and timely file Tax Returns for any period which ends on or includes the Closing Date and which are required to be filed after the Closing Date.  All such returns and reports will be prepared using tax accounting methods and principles which are consistent with those used in the returns and reports of the filing party for preceding tax periods, unless a different treatment is required by law.  Purchaser shall cause the Company to prepare and timely file all required returns and reports of Taxes due after the Closing Date for any period which ends after the Closing Date and includes any period before the Closing Date.  Purchaser will submit to Vendor for review and comment, at least thirty (30) days prior to the due date for filing, copies of all such returns and reports of Taxes which it is obligated to file and shall in good faith consider all comments made by Vendor.

ARTICLE 11
INFORMATION, MATERIALS AND CONTINUING REPORTS

11.1       Access to Information

After the Closing Date, Vendor may, upon reasonable notice to Purchaser and subject to contractual restrictions relative to disclosure, have access during business hours to the Material Agreements, the Title and Operating Documents, books, accounts, records, minute books, Tax Returns, Tax receipts, filings, maps, documents, files, information and materials of Company, and may obtain and copy information in respect of matters arising or relating to any period of time through the Closing, if copies of such records or if the information derived from such access would be reasonably required by Vendor or its Affiliates:

(1)	in connection with audits and filings to be made pursuant to Section 10.1;

(2)	in connection with Vendor’s dealings with taxing or other Government Authorities;

(3)	to comply with any applicable Regulations or ruling by any Government Authority having jurisdiction; or

(4)
in connection with any action, suit or proceeding commenced or threatened by Company, Purchaser or any third party against Vendor or its Affiliates (or their respective directors, officers, employees, agents, solicitors, engineers, accountants or consultants) or for which Vendor may have any liability.

11.2       Retention Period

(1)
The general corporate records, the financial and accounting records and the Tax Returns of Company that relate to, or were created with respect to, matters arising or relating to the period through the Closing, shall be retained, maintained in good order and good condition and kept in a reasonably accessible location by Purchaser, Company, or their respective Affiliates, for a period of time (the “Retention Period”) beginning on the Closing Date and ending on the later of:

(i)
the expiration of all applicable limitations periods for all Tax periods beginning before the Closing, as such limitations periods are provided for under the Regulations or the pronouncements of all relevant taxing authorities; or

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(ii)	the end of such period as may be required by the Regulations or the ruling by a Government Authority having jurisdiction.

ARTICLE 12
LIABILITIES AND INDEMNITIES

12.1        Indemnification by Vendor

(1)
After the Closing, subject to all other provisions of this ARTICLE 12 and ARTICLE 9, Vendor shall indemnify, defend and save harmless Purchaser, its successors and assigns and each of their respective Affiliates, directors, officers, employees, agents and representatives from and against any and all loss, liability, damage, cost or expense suffered or incurred by any of them, as a direct or indirect result of:

(i)	the breach of any covenant or agreement of Vendor contained in this Agreement;

(ii)
any amount being removed from the Joint Account with respect to the period commencing on January 1, 2008 and ending on the Closing Date or any amount therefore being deducted from Company’s share of production under the Dagang PSC, as determined by CNPC audits and resolutions;

(iii)	any breach of a representation or warranty of Vendor set forth in Section 7.1.

(2)
Vendor indemnifies Purchaser against, and must pay to Purchaser within 10 Business Days after the date on which notice setting out the amount due is received by Vendor from Purchaser an amount equal to any payment of Taxes made or to be made by Company after the Closing the liability for which arises as a result of any transaction or transactions occurring on or before the Closing (other than Taxes arising in respect of income, profits or gains earned after the Closing as a result of any such transaction or transactions) or in respect of any profits earned on or before the Closing.

12.2        Indemnification by Purchaser

After the Closing, subject to all other provisions of this ARTICLE 12 and ARTICLE 9, Purchaser shall indemnify, defend and save harmless Vendor, its successors and assigns and each of their respective Affiliates, directors, officers, employees, agents and representatives from and against any and all loss, liability, damage, cost or expense suffered or incurred by any of them, as a direct or indirect result of:

(1)	the breach of any covenant or agreement of Purchaser contained in this Agreement; and

(2)	any breach of a representation or warranty of Purchaser set forth in Section 8.1,

12.3       Limitation of Liability

Notwithstanding anything herein to the contrary:

(1)	the indemnities provided in Sections 12.1 and 12.2 shall not apply to the extent that the liabilities are reimbursed by insurance;

(2)
Vendor shall have no liability for, or obligation to indemnify Purchaser in respect of, any breach of any of Vendor's representations or warranties or covenants or obligations (except for those under ARTICLE 2 or ARTICLE 3) herein or hereunder unless Purchaser’s loss, liability, damage, cost or expense suffered or incurred by Purchaser in

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respect of such matter exceeds Thirty Thousand Dollars ($30,000), provided that a series of similar matters or matters of the same nature shall be treated as one matter for the purpose of determining if Purchaser’s total loss, liability, damage, cost or expense suffered or incurred by Purchaser in respect of all such matters exceeds Thirty Thousand Dollars ($30,000);

(3)	Vendor shall not be liable for any Claim to the extent that:

(i)
the Claim arises or is increased as a result of any change in the rates of Tax, any imposition of Tax or any change in the practice (including the withdrawal of any extra-statutory concession) of the relevant taxation authority, in each case announced or becoming effective (whether or not retrospectively) on or after the date of this Agreement; or

(ii)	the Claim arises as a result of any changes made after Closing in the accounting bases, policies, practices or treatment of Purchaser and/or any of its Affiliates; or

(iii)	the Claim in respect of Taxes arises or is increased as a result of any claim, election, surrender, disclaimer or other action taken by the Company following Closing; or

(iv)
the Claim in respect of Taxes arises or is increased as a result of the failure or omission by the Company after Closing to make any lawful claim, election, surrender, disclaimer or to take any other reasonable and lawful actions, which failure or omission would reasonably be expected to affect computing of the provision for Tax in the Net Working Capital Date Financial Statements;

(4)
Each Party shall procure that all reasonable and lawful steps are taken to mitigate any loss or damage which it may suffer as a result of a breach by Vendor or Purchaser (as the case may be) of this Agreement or as a result of any fact, matter, event or circumstance likely to give rise to a Claim or a Purchaser Claim, provided that the Party whose liability is thus reduced shall reimburse the other Party for the reasonable costs and expenses incurred by the other Party for the purpose of this Section 12.3(4);

(5)
Where Purchaser or Vendor is entitled to recover from any other person an amount in respect of any matter relating to a Claim or a Purchaser Claim, Purchaser or Vendor (as the case may be) shall immediately notify the other Party in writing and take all steps as such Party may reasonably require to enforce recovery of such amount;

(6)
No Party shall be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect of any one shortfall, damage, deficiency, breach or other set of circumstances which gives rise to one or more Claims or Purchaser Claims (as the case may be); and

(7)
Vendor shall have no liability for, or obligation to indemnify Purchaser in respect of, any breach of any of Vendor's representations or warranties or covenants or obligations (except for those under ARTICLE 2 or ARTICLE 3) herein or hereunder, unless Purchaser’s aggregate loss, liability, damage, cost or expense suffered or incurred by Purchaser in respect of all such matters as exceeds the threshold described in Section 12.3(2) exceeds Two Hundred and Fifty Thousand Dollars ($250,000), in which event Vendor shall be liable for Purchaser’s aggregate loss, liability, damage, cost or expense suffered or incurred by Purchaser in respect of all such matters from the first dollar.

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12.4       Exclusive Remedy

Other than as set forth in ARTICLE 15, the remedies in this ARTICLE 12 shall be the exclusive remedies of Purchaser with respect to any breach of the representations, warranties, covenants and agreements under this Agreement or otherwise arising out of this Agreement or the transactions contemplated hereunder, regardless of the theory or cause of action pled, except for the remedies of specific performance, injunction and other equitable relief.

ARTICLE 13
EMPLOYEES AND CONSULTANTS

13.1       Employees

(1)
Vendor shall cause Company to terminate all the employees not listed in Schedule M on or before the Closing Date, and shall be responsible for paying all payments payable by Company to these employees.

(2)
With respect to the employees listed in Schedule M, Vendor shall be responsible for paying all amounts payable by Company to these employees for their untaken leaves or other benefits or payments due or accrued on or before the Closing Date.

(3)
All termination, severance, benefits payout or other costs, expenses or liabilities with respect to the termination or severance of the employment of any employee of Company (as set out in Schedule M) after the Closing Date shall be the sole responsibility of Company, and notwithstanding anything else herein contained, Vendor shall have no liability in respect of any such item nor shall there be any reduction to the Purchase Price in respect of any such item.

13.2       Consultants

Vendor shall cause Company to terminate all engagements with consultants providing services to Company on a contractual basis on or before the Closing Date, and shall be responsible for paying all payments payable by Company to these consultants.

ARTICLE 14
GUARANTORS

14.1       Vendor’s Guarantor

Vendor shall cause Ivanhoe Energy Ltd. to sign a guarantee in the form of Schedule K on the date of this Agreement.

14.2       Purchaser’s Guarantor

If Purchaser assigns its rights and obligations under this Agreement to its subsidiary before Closing, Purchaser shall sign a guarantee in the form of Schedule J on the date of this Agreement.

ARTICLE 15
TERMINATION

15.1       Termination

If this Agreement is terminated before the Closing Date in accordance with any provision hereof:

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(1)
each Party shall be released from all obligations hereunder, except for obligations pursuant to Sections 15.2, 18.1 and 18.11, and ARTICLE 17, and any obligations arising under this Agreement prior to such termination;

(2)	each Party will each bear all costs incurred by it prior to such termination, unless otherwise indemnified for such costs hereunder.

15.2       Break Fee

(1)
If the Closing does not occur on or before the Long Stop Date, as a result of a Purchaser’s Default, Purchaser shall, within five (5) Business Days of delivery of written notice from Vendor terminating this Agreement, pay Vendor the Break Fee as liquidated damages to compensate Vendor for its losses, damages, costs and expenses incurred in connection with this Agreement, and in consideration for such amount Vendor hereby waives all rights and additional remedies that may be available to it as a result of such termination.  For clarity, the payment of such amount to Vendor is not a penalty but is a genuine pre-estimate by the Parties of the full limit of all damages that Vendor will suffer, having regard to all circumstances.

(2)
If the Closing does not occur on or before the Long Stop Date as a result of a Vendor’s Default, Vendor shall, within five (5) Business Days of delivery of written notice from Purchaser terminating this Agreement, pay Purchaser the Break Fee as liquidated damages to compensate Purchaser for its losses, damages, costs and expenses incurred in connection with this Agreement, and in consideration for such amount Purchaser hereby waives all rights and additional remedies that may be available to it as a result of such termination.  For clarity, the payment of such amount to Purchaser is not a penalty but is a genuine pre-estimate by the Parties of the full limit of all damages that Purchaser will suffer, having regard to all circumstances.

ARTICLE 16

NOTICE

16.1           Service of Notice

All notices, requests, consents, waivers and other communications required or permitted hereunder or with respect to this Agreement shall be in writing and shall be deemed to have been properly served:  (a) when delivered if delivered personally (including by courier) or if sent by an internationally recognized delivery service which maintains records of the time, place and recipient of delivery; or (b) upon receipt of a confirmed transmission, if sent by facsimile transmission; in each case to a Party at its address set forth in Section 16.2.

16.2           Addresses for Notice

The address for service of notice of each of the Parties shall be as follows:

Vendor:                Sunwing Energy Ltd.

Suite 1900, 101-6th Ave SW

Calgary, Alberta

Canada T2P 3P4

Facsimile No: +1 403 263 8088

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Attention: Mr. Gerald G. Moench

with a copy to:

Ivanhoe Energy Inc.

2100, 101 6th Ave S.W.

Calgary, Alberta T2P 3P4

Facsimile No: +1 403 261 2698

Attention:  Mr. Greg Phaneuf

Purchaser:            MIE Holdings Corporation

Rooms 521 – 526, 5ht Floor, Sun Hung Kai Centre

30 Harbour Road, Wanchai, Hong Kong

Fax:  +852 2511 1983

Attention: CEO Mr. Zhang Ruilin

With a copy to:

MIE Holdings Corporation

15th Floor, Block C, Grand Place, 5 Huizhong Road,

Chaoyang District, Beijing 100101, PRC

Fax: +86 10 51238223

Attn: CEO Mr. Zhang Ruilin

16.3       Right to Change Address

A Party may change its address for service by notice to the other Parties, and such changed address for service thereafter shall be effective for all purposes of this Agreement.

ARTICLE 17
GOVERNING LAW / DISPUTE RESOLUTION

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17.1       Governing Law

This Agreement, including any non-contractual matters and any dispute arising therefrom, thereunder or in relation thereto and the agreement to arbitrate in Section 17.2 shall be governed by, and construed in accordance with, the laws of England.

17.2       Negotiation and Arbitration

(1)
In the event of any dispute, controversy or claim (of any and every kind or type, whether based on contract, tort, statute, regulation or otherwise) arising out of, relating to, or connected with this Agreement or the transactions contemplated by this Agreement, including any dispute as the construction, existence, validity, interpretation, enforceability, breach or termination of this Agreement, which arises between the Parties (“Dispute”), the Parties shall use their reasonable endeavours to negotiate promptly in good faith a mutually acceptable resolution of such Dispute.

(2)
A Party who desires to submit a Dispute for resolution which has not been promptly resolved as aforesaid shall commence the dispute resolution process by providing the other Party notice of the Dispute (“Notice of Dispute”).  The Notice of Dispute shall contain a brief statement of the nature of the Dispute and the relief requested and shall request negotiations among senior representatives of each Party who have authority to negotiate the settlement of the Dispute (“Senior Representatives”).

(3)
If a Notice of Dispute is given, the Parties shall first seek settlement of the Dispute by negotiation between Senior Representatives.  Within forty-five (45) days after the date of delivery of the Notice of Dispute, the Senior Representatives representing the Parties shall meet at a mutually acceptable date, time and place to exchange relevant information in an attempt to resolve the Dispute.  If a Senior Representative intends to be accompanied at the meeting by a legal adviser, the other Party shall be given written notice of such intention and its Senior Representative may also be accompanied at the meeting by a legal adviser.

(4)
If the Dispute is not settled within forty-five (45) days after the delivery of the Notice of Dispute, the Dispute shall be referred to and finally resolved by arbitration in accordance with the Arbitration Rules of the Singapore International Arbitration Centre (“SIAC Rules”) for the time being in force, which rules are deemed to be incorporated by reference into this Article 17.2(4).

(i)
The tribunal shall consist of three (3) arbitrators.  One arbitrator shall be nominated by the claimant(s), one by the respondent(s), and the third arbitrator, who must be in no way related to any Party, shall be nominated by the two party-nominated arbitrators.  If the two party-nominated arbitrators fail to choose a third arbitrator within thirty (30) days of the nomination of the second party-nominated arbitrator, the third arbitrator shall be appointed by the Chairman in accordance with the SIAC Rules.

(ii)	The arbitration shall be conducted in English. The ruling of the tribunal shall be delivered in English and Chinese.

(iii)	The arbitration shall take place in Singapore.

(iv)	The arbitrators shall have the power to grant any legal or equitable remedy or relief available, including but not limited to injunctive relief, whether interim

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and/or final, and specific performance, and any measures ordered by the arbitrators may be specifically enforced by any court of competent jurisdiction.

(v)	The arbitral award may be enforced by any court of competent jurisdiction. Any award shall be expressed in Dollars.

(vi)	The Parties agree that the arbitral award shall be final and not subject to any appeal.

(vii)
In order to facilitate the comprehensive resolution of related disputes, all claims between the Parties that arise out of or in connection with this Agreement may be brought in a single arbitration. Upon the request of any Party to an arbitration proceeding commenced pursuant to this Article 17.2(4) (the “Arbitration”), the arbitral tribunal shall consolidate the Arbitration with any other Dispute relating to this Agreement if either (i) both Parties agree, or (ii) the arbitral tribunal determines that (a) there are issues of fact or law common to the proceedings so that a consolidated proceeding would be more efficient than separate proceedings, and (b) neither Party would be unduly prejudiced as a result of such consolidation through undue delay or otherwise.

(viii)
In the event of different rulings on the question of consolidation by the arbitral tribunal constituted in the Arbitration and any other tribunal constituted under this Agreement, or where an order for consolidation is given but there is no agreement on which tribunal shall remain constituted to hear the matter, the ruling of the arbitral tribunal constituted first in time shall prevail and such tribunal shall serve as the arbitral tribunal for the consolidated arbitration.

ARTICLE 18
MISCELLANEOUS

18.1       Gross-up

All payments to be made under this Agreement shall, unless otherwise specified herein, be made in cleared funds, without any deduction and free and clear of and without deduction for or on account of any taxes, levies, imports, duties, charges, fees and withholdings of any nature now or hereafter imposed by any Government Authority save as required by applicable Regulations.  If a Party to this Agreement is compelled to make any such deduction pursuant to applicable Regulations, it will pay to the receiving Party such additional amounts as are necessary to ensure receipt by the receiving Party of the full amount which that Party would have received but for the deduction.

18.2       Third Party Rights

A Person who is not a Party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999, as applicable in England and Wales, to enforce any of its terms.

18.3       Press Release

No Party will make any press release or other announcement in respect of this Agreement or the transactions contemplated by this Agreement without the prior consent of the other Party, which consent shall not be unreasonably withheld, unless a Party refuses to consent and the Party desiring to make the release or other announcement is advised by its counsel that the release or other announcement is required to comply with any applicable Regulations or the rules of any

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applicable stock exchange, in which case the Party requiring to make the press release or announcement shall allow the other Party reasonable time to comment on the press release or announcement before the press release or announcement is released or made public.

18.4       Entire Agreement

This Agreement, including the Schedules, together with the documents to be delivered pursuant to this Agreement, constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties, including the Letter of Intent dated November 11, 2011 between Vendor and MIE Holdings Corporation.  There are no warranties, representations or other agreements between the Parties in connection with the subject matter hereof except as specifically set forth in this Agreement and in any document delivered pursuant to this Agreement.  No supplement, modification or waiver or termination of this Agreement shall be binding unless executed in writing by each Party.

18.5       Continuing Agreement

After the Post Closing Adjustment Date, the covenants and agreements contained in this Agreement shall continue in effect until performed and discharged (to the extent that they are capable of being performed and discharged) except to the extent the continued effectiveness or enforceability of any such agreement or covenant is limited in duration by any time period stated herein.

18.6       Legal Costs

Any costs in respect of which indemnification is provided hereunder shall include reasonable legal fees on a full indemnity basis.

18.7       Waiver

No waiver by any Party of any breach of any of the terms, conditions, representations or warranties in this Agreement shall take effect or be binding upon that Party, unless the waiver is expressed in writing under the authority of that Party, and any waiver so given shall extend only to the particular breach so waived and shall not limit or affect any rights with respect to any other or future breach.

18.8       Further Assurances

At the Closing Date and thereafter as may be necessary, the Parties shall execute, acknowledge and deliver such other instruments and take or refrain from taking such other action as may be reasonably required to more fully assure the completion of the transactions contemplated herein in accordance with the provisions of this Agreement and otherwise assure the carrying out of the intent and purpose of this Agreement.

18.9       Assignment

(1)
Purchaser may assign all of its rights and obligations under this Agreement to a Purchaser’s subsidiary (the “Assignee”) anytime before the Closing Date, provided that (i) Purchaser shall sign a guarantee in the form of Schedule J to guarantee the obligations of the Assignee as set out therein; and (ii) the Assignee executes an instrument in writing by which it expressly assumes any and all obligations of the Purchaser under this Agreement.

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(2)
Except as permitted under Section 18.9, no Party may assign any of its interests in or under this Agreement prior to the Closing Date without the prior written consent of the other Parties, which consent shall not be unreasonably withheld.

18.10     Enurement

This Agreement shall be binding upon and enure to the benefit of the Parties and their respective successors and permitted assigns.

18.11     Confidentiality

The Parties agree that all documents, data and information exchanged hereunder, including the existence and terms of this Agreement and information gathered from the pre-closing observation contemplated in Section 4.3, shall be considered confidential and the Parties shall keep (and on or before Closing, Vendor shall cause Company to keep, and after Closing, Purchaser shall cause Company to keep) such information confidential and not be disclosed during the Interim Period and for a period of twelve (12) months after the Closing Date to any Person not a Party to this Agreement, except:

(1)	to an Affiliate;

(2)	to a Government Authority when required in order to comply with or perform any obligations pursuant to this Agreement, the Material Agreements or the Title and Operating Documents;

(3)
to the extent such information is required to be furnished to comply with the Regulations, or pursuant to any legal proceedings or because of any order of any court or Government Authority binding upon a Party;

(4)
to legal counsel and other advisors engaged by any Party in connection with this Agreement and the transactions contemplated hereunder, where disclosure of such information is essential to such Person’s work for such Party;

(5)	to a Party’s auditors;

(6)
in the case of Vendor or Vendor’s Affiliates, to a potential purchaser of securities of Vendor or any of Vendor’s Affiliates, provided that after the Closing Date Vendor or Vendor’s Affiliates shall not disclose any confidential documents, data and information exchanged hereunder with respect to Company or Purchaser without Purchaser’s prior written consent;

(7)	to a bank or other financial institution to the extent appropriate to a Party arranging for funding;

(8)
to the extent such information must be disclosed pursuant to any rules or requirements of any stock exchange or other securities regulatory authority having jurisdiction over such Party or its Affiliates; or

(9)	any information which, through no fault of such Party, becomes a part of the public domain.

Provided, however, that (i) in the case of disclosure pursuant to Sections 18.11(1), 18.11(4), 18.11(5), (6) and 18.11(7), the disclosing Party shall be responsible for ensuring that such Persons receiving such information abide by the obligations of confidentiality contained in this

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Section 18.11 and shall be liable for any failure of such Persons to so comply, and (ii) this Section  18.11 shall not apply to Purchaser or Company after the Closing Date with respect to disclosure by Purchaser or Company of any document, data or information of Purchaser or Company.

18.12     Severability

If any provision of this Agreement is held to be invalid, illegal or unenforceable, the invalidity, illegality or unenforceability will not affect any other provision of this Agreement, and this Agreement will be construed as if the invalid, illegal or unenforceable provision had never been contained herein, unless the deletion of the provision would result in such material change to cause the completion of the transactions herein to be unreasonable.

18.13     Time

Time shall be of the essence in this Agreement.

18.14     Counterparts

This Agreement may be executed and delivered (including by electronic transmission) by the different Parties hereto in separate counterparts, each of which will when executed be deemed an original and all of which taken together will constitute one and the same agreement.  The exchange of complete copies of this Agreement by electronic transmission will constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes.  Signatures of the authorized signatories of the Parties transmitted by electronic transmission will be deemed to be their original signatures for all purposes.

[Signature page follows.]

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IN WITNESS WHEREOF the Parties hereto have executed this agreement as a deed as of 21 day of November, 2012.

SUNWING ENERGY LTD.		MIE HOLDINGS CORPORATION

Per:	/s/ Gerald G. Moench	Per:	/s/ Zhang Ruilin
Name: Gerald G. Moench		Name: Zhang Ruilin
Title: President		Title: Director

Witnessed by:	/s/ Neil Hahn	Witnessed by:	/s/ Lian Yunlei
Name: Neil Hahn		Name: Lian Yunlei

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